Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of InFinT Acquisition Corporation on Amendment No. 10 to Form S-4 (File No. 333-267662) of our report dated March 27, 2024, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the financial statements of InFinT Acquisition Corporation as of December 31, 2023 and 2022 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Hartford, CT

June 26, 2024